SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

Amendment No. 1

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

THE TRIZETTO GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0761159
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

567 San Nicolas Drive, Suite 360

Newport Beach, California 92660

(Address, including zip code, of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this Form relates:                             (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase

Series A Junior Participating Preferred Stock

(Title of Class)

The undersigned registrant hereby amends its Registration Statement on Form 8-A filed on October 19, 2000, by adding the information set forth below.

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Effective December 21, 2004, The TriZetto Group, Inc., a Delaware corporation (the “Company”) executed a First Amendment (the “First Amendment”) to the Rights Agreement, dated October 2, 2000 (the “Rights Agreement”) between the Company and U.S. Stock Transfer Corporation, as Rights Agent. Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement.

The First Amendment provides, among other things, that VA Partners, LLC (“ValueAct”) shall not be deemed an Acquiring Person pursuant to the Rights Agreement so long as it is not the Beneficial Owner of more than 15.7% of the Company’s outstanding common stock. In addition, the definition of Acquiring Person, as it relates to the foregoing limitation on the percentage ownership of the Company by ValueAct, may not be amended without ValueAct’s consent so long as ValueAct owns at least 10% of the Company’s outstanding common stock.

A copy of the First Amendment is filed as an Exhibit hereto. The original Rights Agreement was filed as Exhibit 2.1 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 19, 2000. A copy of the Rights Agreement, as amended, is available to stockholders from the Company free of charge.

This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the First Amendment, each of which is incorporated herein by this reference.

ITEM 2.	EXHIBITS

1.	Rights Agreement dated October 2, 2000 between the Company and U.S. Stock Transfer Corporation, which includes as Exhibit A thereto a form of Certificates of Designation for Preferred Stock, as Exhibit B thereto the Form of Rights Certificate and as Exhibit C thereto a Summary of Rights to Purchase Preferred Shares. (Incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 8-A filed with the SEC on October 19, 2000).

2.	First Amendment to Rights Agreement, dated December 21, 2004, between the Company and U.S. Stock Transfer Corporation, as Rights Agent.

2

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

THE TRIZETTO GROUP, INC.

By:	/s/ James C. Malone
James C. Malone Chief Financial Officer

Date:    December 21, 2004

EXHIBIT INDEX

Exhibit No.	Exhibit
1.	Rights Agreement dated October 2, 2000 between the Company and U.S. Stock Transfer Corporation, which includes as Exhibit A thereto a form of Certificates of Designation for Preferred Stock, as Exhibit B thereto the Form of Rights Certificate and as Exhibit C thereto a Summary of Rights to Purchase Preferred Shares. (Incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 8 A filed with the SEC on October 19, 2000).

2.	First Amendment to Rights Agreement, dated December 21, 2004, between the Company and U.S. Stock Transfer Corporation, as Rights Agent.